Exhibit G - Proposed Form of Notice


Progress Energy, Inc., et al.  (70-        )
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                  Progress Energy, Inc. ("Progress Energy"), Carolina Power
& Light Company ("CP&L"), Progress Energy Ventures, Inc. ("Progress Energy Ventures"), and Richmond County Power, LLC ("Richmond," and together with Progress Energy, CP&L, and Progress Energy Ventures, collectively "Applicants"), each located at 411 Fayetteville Street Mall, Raleigh, North Carolina 27602, have filed an application/declaration under Sections 3, 6, 7, 9, 10, 11, 12 and 13 of the Act and Rules 43, 44, 45, 46, 53, 54, 58,
88, 90 and 91 under the Act.

                  Progress Energy is a registered holding company under the Act, CP&L is a public utility company subsidiary of Progress Energy, Progress Energy Ventures is a non-utility intermediate subsidiary of Progress Energy, and Richmond is a wholly-owned subsidiary of CP&L that at this time holds no assets and conducts no business. Applicants seek authority for CP&L to transfer through a series of transactions its interests in certain electric generation assets and a related generation facility site to Richmond and to transfer its interests in Richmond to Progress Energy Ventures. Richmond will become a wholly-owned electric utility company subsidiary of Progress Energy Ventures. The plant owned by Richmond will be integrated into CP&L's current power generation operations and will be operated by CP&L on a central dispatch basis. Applicants also seek authority for Richmond to participate in financing transactions authorized by the Commission in an order dated December 12, 2000 ("December 12 Order") that approved various financings for the Progress Energy holding company system. Progress Energy Ventures will become a public utility holding company and requests an exemption from registration under Section 3(a)(1) of the Act. Applicants also seek authority under Section 11(b)(2) of the Act to retain certain intermediate holding companies, a Section 3(a)(1) exemption for those companies, and authority under Section 13 for certain service transactions involving wholesale generation utility and non-utility subsidiaries.

                  In the December 12 Order, the Commission granted to Progress Energy and its Subsidiaries, as defined in the December 12 Order, authority to engage in certain financing transactions. Applicants request authority for Richmond to engage in financing transactions authorized in the December 12 Order as a Utility Subsidiary, as defined in the December 12 Order.

                  Applicants request authority for Richmond to issue and sell from time to time preferred securities ("Preferred Securities") and debentures ("Debentures"). In addition, Applicants request that Richmond be allowed to issue guarantees and notes and incur short-term debt ("Short-Term Debt") and long-term debt ("Long-Term Debt"). All of these financing transactions would be carried out within the aggregate limitations established for Progress Energy and its Subsidiaries in the December 12 Order.

                  Applicants request authority for Richmond to issue Preferred Securities", Debentures, Short-Term Debt and Long-Term Debt directly or through one or more special purpose financing subsidiaries authorized under the December 12 Order.(1) In accordance with the terms of that order, Preferred Securities may be issued in one or more series with rights, preferences, and priorities as may be designated in the instrument creating each series, as determined by Progress Energy's board of directors. All Preferred Securities will be redeemed no later than fifty years after the date of issuance thereof. The dividend rate on any series of Preferred Securities will not exceed, at the time of each issuance, the greater of (a) 500 basis points over the yield to maturity of a U.S. Treasury security having a remaining term equal to the term of such series of Preferred Securities and (b) a rate that is consistent with similar securities of comparable credit quality and maturities issued by other companies.

                  The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to the Debentures of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding and in accordance with the December 12 Order. Debentures will have maturities ranging from one to fifty years. The interest rate on Debentures will not exceed, at the time of each issuance, the greater of (a) 300 basis points over U.S. Treasury securities having comparable maturities; and (b) a gross spread over U.S. Treasury securities that is consistent with similar securities of comparable credit quality and maturities issued by other companies. Applicants state all Debentures will be maintained at investment grade as established by a nationally recognized statistical rating organization.

                  Consistent with the December 12 Order, Applicants state that the proposed Short-Term Debt may take the form of commercial paper, promissory notes, and/or other forms of indebtedness that will be sold to dealers at the annual discount rate prevailing at the date of the sale for commercial paper of comparable quality and maturities. Short-Term Debt may also include notes and other forms of indebtedness under lines of credit from banks. Applicants state that commercial paper Short-Term Debt will mature in one year or less from the date of issuance and borrowings under lines of credit will mature in two years or less from the date of the borrowing. The effective cost of money on Short-Term Debt will not exceed at the time of issuance 300 basis points over the London Interbank Offered Rate for maturities of one year or less.

                  In connection with Long-Term Debt, Applicants request authority for Richmond to issue and reissue notes with a maturity of up to 20 years evidencing up to $1 billion of indebtedness at any one time and to issue secured or unsecured guarantees on similar obligations of affiliate or associate companies. All of these transactions would be carried out within the aggregate limitations established in the December 12 Order.

                  Applicants request authority for Richmond to participate in Progress Energy utility money pool ("Utility Money Pool") established under authority granted by the Commission in the December 12 Order. Applicants propose that Richmond, CP&L, and North Carolina Natural Gas Corporation ("NCNG") would lend to each other as well as borrow from Progress Energy, Florida Power and each other, and for Florida Power and Progress Energy to lend to Richmond, CP&L and NCNG, through the Utility Money Pool. Applicants request authority for Richmond to borrow through the Utility Money Pool up to $250 million at any time outstanding. Loans will be repayable on demand and, in any event, not later than one year after the date of the loan. All other terms, conditions, and operational arrangements of the Utility Money Pool will remain as described in the December 12 Order.

                  Applicants propose that Progress Energy Service Company, LLC (the "Service Company"), a service company approved by the Commission under Section 13 of the Act and Rule 88 under the Act, will provide a wide range of services to Richmond on an as-needed basis pursuant to the Progress Energy system utility service agreement approved by the Commission at the time it approved Service Company. Personnel employed by the Retail Companies also will provide certain services to Richmond pursuant to utility service agreements in the form of the system utility service agreement previously approved by the Commission and/or pursuant to an operating agreement (the "Operating Agreement") between Richmond and each Retail Company or pursuant to other arrangements that comply with Section 13 of the Act and the Commission's rules under the Act concerning system services. Applicants also request authority for personnel employed by the Retail Companies to provide, consistent with Section 13 and the Commission's service company rules, similar services under the Operating Agreement to exempt wholesale generators ("EWGs") that may be developed and owned, directly or indirectly, by Progress Energy Ventures.

                  Service Company and the Retail Companies will render services to Richmond, at cost computed in accordance with Rules 90 and 91 under the Act and other applicable rules and regulations. These services will include general executive and advisory services; power operations; general engineering; design engineering; purchasing; accounting, finance and treasury services; tax counseling; counseling on insurance and pensions; other corporate services relating to rates, budgeting, public relations, employee relations, systems and procedures; and other services with respect to business and operations. Service Company and the Retail Companies will account for, allocate, and charge their costs of the services provided on a full cost reimbursement basis under a work order system consistent with the Commission's Uniform System of Accounts for Mutual and Subsidiary Service Companies and the FERC Uniform System of Accounts. The time that Service Company and Retail Company employees spend working for Richmond and EWGs will be billed to and paid by the client companies on a monthly basis, based upon time records. Each company will maintain separate financial records and detailed supporting records. The Operating Agreement will provide that CP&L will provide to Richmond certain services at cost relating to the construction, operation, maintenance and rehabilitation of assets owned by Richmond.

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(1)  Although it will be an electric utility company under Section 2(a)(3)
     of the Act, Applicants expect that Richmond will sell electric power only at wholesale. Richmond thus will not be a public utility for purposes of state law, and no state commission will have jurisdiction over financing transactions discussed in this Application/Declaration. Rule 52(a) under the Act therefore does not apply to those transactions.